Exhibit 1.1

For further information contact:
Citigate Dewe Rogerson
Julian Wilson
Tel: + 852 9189 7719
Email: julian.wilson@citigatedr-hk.com

HUTCHISON TELECOMMUNICATIONS PRESS STATEMENT

November 2, 2004 — Hutchison Telecommunications International Limited, (“Hutchison Telecom”; NYSE: HTX, SEHK: 2332) announced that its Indian operating arm, Hutchison Max Telecom Private Limited (“HMTL”) has received the Indian Government’s Foreign Investment Promotion Board approval on November 1, 2004 to its planned consolidation with Hutchison Essar Telecom Limited, Hutchison Telecom East Limited, Fascel Limited and Hutchison Essar South Limited (together the Operating Companies).

HMTL, the Operating Companies and their subsidiaries currently cover 13 licence areas and have an aggregate subscriber base of approximately 6.4 million as at 30 September, 2004.

HMTL intends to take the remaining steps required to implement such consolidation as soon as practicable.

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This announcement is for information purposes only and does not constitute an offer or invitation to subscribe for or purchase any securities nor is it calculated to invite any such offer or invitation. In particular, this announcement is not an offer of securities for sale in Hong Kong, the United States or elsewhere. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the company or selling security holder and that will contain detailed information about the company and management, as well as financial statements.
This announcement contains forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. The Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from the Company’s forward-looking statements can be found in the Company’s filings with the United States Securities and Exchange Commission.

Hutchison Telecommunications International Limited (“Hutchison Telecom” or the “Company”) is a leading provider of mobile telephony in emerging and growth markets. The Company’s central management team runs the business in the eight markets in which Hutchison Telecom operates, and is responsible for setting the overall business strategy and looking at further opportunities for growth. With over 11 million customers worldwide*, Hutchison Telecom currently operates mobile telecom networks in Hong Kong, Macau, India, Israel, Thailand, Paraguay, Sri Lanka and Ghana. In addition, the company was the first provider of 3G mobile services in Hong Kong, where it also provides broadband fixed-line services. Hutchison Telecom operates common brands across its business including “Hutch”, “3” and “Orange.” A subsidiary of the Hong Kong-based Hutchison Whampoa Group, Hutchison Telecom is dedicated to providing superior telecommunications services in markets with high growth potential.
* As at 30th June 2004

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